As filed with the Securities and Exchange Commission on December 30, 1999
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       AMERICAN FINANCIAL HOLDINGS , INC.
   (exact name of registrant as specified in its certificate of incorporation)

        DELAWARE                           6035                APPLIED FOR
(state or other jurisdiction of     (Primary Standard         (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              102 WEST MAIN STREET
                         NEW BRITAIN, CONNECTICUT 06051
                                 (860) 832-4000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                        AMERICAN SAVINGS BANK STOCK-BASED
                           DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)
                      ------------------------------------

ROBERT T. KENNEY                          COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER     DOUGLAS P. FAUCETTE, ESQUIRE
AMERICAN FINANCIAL HOLDINGS, INC.         ERIC S. KRACOV, ESQUIRE
102 WEST MAIN STREET                      MULDOON, MURPHY & FAUCETTE LLP
NEW BRITAIN, CONNECTICUT 06051            5101 WISCONSIN AVENUE, N.W.
(860) 832-4000                            WASHINGTON, D.C.  20016
                                          (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
             Securities Act of 1933, check the following box. / X /
                                                              ----

=====================================================================================================
  Title of each Class of       Amount to be   Proposed Purchase   Estimated Aggregate  Registration
Securities to be Registered   Registered (1)  Price Per Share      Offering Price(2)       Fee
-----------------------------------------------------------------------------------------------------
    Common Stock
   $.01 par Value              200,000 Shares     $12.75(3)            $2,550,000         $674
-----------------------------------------------------------------------------------------------------
    Participation
      Interests                    (4)                                                     (5)
=====================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the American Savings Bank Stock-Based Deferred Compensation Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of American Financial Holdings, Inc. pursuant to 17 C.F.R. Section 230.416(a).
(2) Estimated solely for the purpose of calculating the registration fee.
(3) The last sale price of the common stock of American Financial Holdings, Inc. (the "Common Stock") as reported on the Nasdaq National Market ("Nasdaq") on December 27, 1999 in accordance with 17 C.F.R. Section 230.457(c).
(4) In addition, pursuant to 17 C.F.R. Section 230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein based upon the maximum amount that could be issued under the plan pursuant to 17 C.F.R.
    Section 230.457(h).
(5) In accordance with 17 C.F.R. Section 230.457(h), the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly, no separate fee is required for the participation interests.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.
Number of Pages 16
Exhibit Index begins on Page 10

AMERICAN FINANCIAL HOLDINGS, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for American Savings Bank Stock-Based Deferred Compensation Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Prospectus filed with the SEC by American Financial Holdings, Inc. (the "Registrant") (File No. 333-84463) pursuant to Rule 424(b)(3) on October 22, 1999, which includes: (1) the consolidated balance sheets of American Savings Bank and Subsidiary (the "Bank") as of December 31, 1997 and 1998, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 1998, together with the related notes and the report of KPMG LLP, independent auditors, and (2) the unaudited consolidated balance sheet of the Bank as of May 31, 1999, the unaudited consolidated statements of income and cash flows for the five months ended May 31, 1999 and 1998, and the unaudited consolidated statement of equity for the five months ended May 31, 1999.

      (b) The Form 10-Q report filed by the Registrant for the fiscal quarter ended September 30, 1999 (File No. 000-27399), filed with the SEC on November 26, 1999.

      (c) The description of the Registrant's Common Stock contained in Registrant's Form 8-A (File No. 000-27399), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on September 21, 1999, and declared effective October 12, 1999 as incorporated by reference from the Company's Form S-1 (File No. 333- 84463) declared effective on October 12, 1999.

      (d) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

      Article X and XI of the Registrant's Certificate of Incorporation provides as follows:

      TENTH:
      -----

            A. Each  person  who was or is made a party or is  threatened  to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the
      Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

            B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director,

      Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

            C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.


            D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

            E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

      ELEVENTH: A Director of this Corporation shall not be personally liable to
      --------
the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      4.1   Certificate of  Incorporation  of the  Registrant1
      4.2   Bylaws of the Registrant1
      4.3   Stock Certificate of American  Financial  Holdings,  Inc.1
      4.4   American Savings Bank Stock-Based Deferred Compensation Plan1
      5.0   Opinion  of  Muldoon,  Murphy & Faucette LLP re:  legality  of the securities
      23    Consent of KPMG LLP.
      24    Power of Attorney is located on the signature pages.

--------------------------
      1 Incorporated herein by reference from the Exhibits contained in the Registration Statement on Form S-1 (SEC No. 333-84463), as amended, and declared effective on October 12, 1999.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, American Financial Holdings, Inc. certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Britain, Connecticut on November 22, 1999.

                                      AMERICAN FINANCIAL HOLDINGS, INC.


                                      By: /s/ Robert T. Kenney
                                          --------------------------------------
                                          Robert T. Kenney
                                          President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert T. Kenney and Charles J. Boulier III, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Name                       Title                               Date
    ----                       -----                               ----


/s/ Robert T. Kenney           Director, President and Chief   November 22, 1999
----------------------------   Executive Officer
Robert T. Kenney               (principal executive officer)


/s/ Charles J. Boulier III     Executive Vice President,       November 22, 1999
---------------------------    Treasurer, and Chief Financial Officer
Charles J. Boulier III         (principal accounting and
                               financial officer)


/s/ Adolf G. Carlson           Director                        November 22, 1999
---------------------------
Adolf G. Carlson


/s/ Marie S. Gustin            Director                        November 22, 1999
---------------------------
Marie S. Gustin

/s/ Fred M. Hollfelder          Director                       November 22, 1999
--------------------------
Fred M. Hollfelder



/s/ Mark E. Karp                Director                       November 22, 1999
---------------------
Mark E. Karp


/s/ Steven T. Martin            Director                       November 22, 1999
----------------------
Steven T. Martin


/s/ Harry N. Mazadoorian        Director                       November 22, 1999
----------------------------
Harry N. Mazadoorian



/s/ Jeffrey T. Witherwax        Director                       November 22, 1999
----------------------------
Jeffrey T. Witherwax


                                  EXHIBIT INDEX
                                  -------------


                                                                                                    Sequentially
                                                                                                      Numbered
                                                                                                       Page
 Exhibit No.     Description               Method of Filing                                           Location
------------     ----------------------   ------------------------------------------------------     ----------

     4.1         Certificate  of           Incorporated herein by reference from the Exhibits            --
                 Incorporation of the      of the Registrant's Registration Statement on Form
                 Registrant                S-1  filed with the SEC and declared effective on
                                           October 12, 1999.

     4.2         Bylaws of the             Incorporated herein by reference from the Exhibits            --
                 Registrant                of  the Registrant's Registration Statement on Form
                                           S-1 filed with the SEC and declared effective on
                                           October 12, 1999.

     4.3         Stock Certificate of      Incorporated herein by reference from the Exhibits            --
                 American Financial        of the Registrant's Registration Statement on Form
                 Holdings, Inc.            S-1 filed with the SEC and declared effective on
                                           October 12, 1999.

     4.4         American  Savings         Incorporated herein by reference from the Exhibits            --
                 Bank Stock-Based          of the Registrant's Registration Statement on Form
                 Deferred                  S-1 filed with the SEC and declared effective on
                 Compensation Plan         October 12, 1999.

     5.0         Opinion of Muldoon,       Filed herewith.                                               11
                 Murphy & Faucette
                 LLP re: legality of
                 the securities

     23          Consents of KMPG          Filed herewith.                                               15
                 LLP

     24          Power of Attorney         Located on the signature page.                                --
